Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports First Quarter 2014 Results and Stock Price

LAKELAND, Fla., May 1, 2014 - Publix’s sales for the first quarter of 2014 were $7.8 billion, a 4.1 percent increase from last year’s $7.5 billion. It is estimated that sales for the first quarter of 2014 were negatively impacted by 1.3 percent due to the Easter holiday being in the second quarter. In 2013, the Easter holiday was in the first quarter. Comparable-store sales for the first quarter of 2014 increased 4.0 percent.

Net earnings for the first quarter of 2014 were $493.7 million, compared to $471.3 million in 2013, an increase of 4.8 percent. Earnings per share for the first quarter increased to $0.63 for 2014, up from $0.61 per share in 2013.

These amounts are based on unaudited reports that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at www.publix.com/stock.

Effective May 1, 2014, Publix’s stock price increased from $30.15 per share to $32.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud of our Publix associates who continue to deliver premier customer service,” said Publix CEO Ed Crenshaw. “Our good operating performance is a result of their hard work and dedication.”

Publix is privately owned and operated by its 167,000 employees, with 2013 sales of $28.9 billion. Currently Publix has 1,077 stores in Florida, Georgia, Alabama, South Carolina, Tennessee and North Carolina. The company has been named one of FORTUNE's “100 Best Companies to Work For in America” for 17 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's website, www.publix.com. ###